Exhibit 10.14

VALNEVA SE

Terms and Conditions of the Employee Stock Option Plan 2016

1. Preamble

1.1

The goal of the 2016 Employee Stock Option Plan, governed by these Terms and Conditions (hereinafter “ESOP 2016”), is to promote the interests of VALNEVA SE (hereinafter “VALNEVA” or “Company”) by offering an incentive to the Beneficiary Employees (as defined below) to acquire shares in VALNEVA. Consequently, this should motivate the employees and at the same time allow them to benefit from increases in the value of VALNEVA. “Beneficiary Employees” shall mean all employees of VALNEVA and its subsidiaries “Valneva Austria GmbH”, “Valneva Canada Inc.”, “Valneva Scotland Ltd”, “Valneva Sweden AB” and “Valneva UK Ltd.” (hereinafter collectively referred as to the “Group”), excepting the Executive Committee members.

1.2

Stock options are being voluntarily granted by way of a single plan and do not give rise to a legal right to participate in a subsequent or similar plan. For the avoidance of doubt, this ESOP 2016 shall not replace any employee stock option plan currently in effect.

2. Description of the options

2.1

All Beneficiary Employees who have been granted stock options by the Management Board shall be entitled to convert each option into one ordinary share of VALNEVA stock, subject to the payment of the strike price and the Terms and Conditions set forth herein. The right to exercise options is limited by the terms set forth below and may only be used during designated Time Frames (as defined hereinafter).

2.2	To convert options, new ordinary shares may be issued by the Company by increasing its share capital pursuant to French law.

3. Granting of options and strike price

3.1	Options shall be granted solely by the Management Board, and a grant letter will be issued individually to each Beneficiary Employee.

3.2

Each individual option shall give its beneficiary the right to convert it into one common VALNEVA share. The number of options granted to each Beneficiary Employee is determined by the Management Board.

3.3

The strike price is specified by the Management Board in the grant letter at the time of granting the options. The strike price shall be the amount that the Beneficiary Employee is required to pay to exercise the options, in accordance with Section 6.1.

3.4	The granting of options to the Beneficiary Employees shall be free of charge, subject to all applicable taxes and duties, if any.

3.5

The strike price of options under Valneva’s ESOP 2016 shall be equal to 100% of the average closing price of VALNEVA shares on Euronext Paris over the period of twenty trading days immediately preceding the date the options are granted. In exceptional cases, French law may require the Management Board to adjust the strike price.

4. Time for the exercise of options

4.1	Options may only be exercised within a time period specified for this purpose. The time for the exercise of options (hereinafter the “Time Frame”) shall be a period of up to two weeks announced by the Management Board of VALNEVA. There will be up to two exercise Time Frames per calendar year, one of which will begin on the day after the annual ordinary meeting of shareholders, unless a Lock-Up Period, as defined in Section 7.1 below, necessitates a later start of such Time Frame.

4.2

50 percent of the options granted to the Beneficiary Employees may be first exercised 24 months from the date the options were granted by the Management Board of VALNEVA (the “Grant Date”). The remaining 50 percent may be first exercised 48 months from the Grant Date. Options may only be exercised within a Time Frame pursuant to Section 4.1.

4.3	The Company reserves the right to terminate or suspend a Time Frame in accordance with applicable laws and regulations.

4.4

Subject to Section 8 below, options which have become exercisable in a Time Frame but are not exercised during that Time Frame can be exercised during any of the following Time Frames. No option can be exercised after the tenth anniversary of the Grant Date.

4.5

In the event that the exercise of options is declared at a time when there is no right to exercise the option, this declaration will be void, and the exercise of the option must be declared again during a subsequent Time Frame if the exercise is desired at that point in time.

4.6

In case of a change of control by way of taking over more than 50 percent of the outstanding voting rights of the Company (be it through an acquisition, merger or transfer of essentially all of the assets of the Company) by a single party or two or more parties acting in concert, all outstanding options will become exercisable when the take over is effective, and an exercise Time Frame shall begin immediately thereafter. However, the Company shall have the right to a cash settlement, provided that the same value per share paid in the take over transaction is applied for calculating the cash compensation amount.

5. Declaration of exercise of options

5.1

The exercise of options shall be declared with a duly completed and signed form addressed to the external services provider managing the plan on behalf of the Company (“the Plan Manager”). This form may be sent as an original or electronically.

The exercise of options shall be considered to be in time if the above-mentioned form is received by the Plan Manager at the earliest on the first day of the Time Frame, and at the latest at 6 p.m., Paris time, on the last day of the Time Frame..

5.2

Options may only be exercised by Beneficiary Employees employed by a VALNEVA Group entity on the first day of the Time Frame. This limitation shall not apply to options which were were exercisable during a previous Time Frame but were not exercised at that time, provided that such options are exercised during the Time Frame immediately following the termination of employment.

6. Payment and receipt of shares

6.1	The strike price must be received in full by the Company (via the Plan Manager) by the last day of the relevant Time Frame.

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6.2

By paying the full strike price, the Beneficiary Employee shall become the beneficial owner of the resulting shares from the last day of the relevant Time Frame, even though the shares are held for the Beneficiary Employee by a custodian.

6.3

Provided that all applicable taxes and duties have been paid, the Beneficiary Employee shall receive the shares in the Company within twenty stock exchange trading days following the end of the relevant Time Frame.

6.4

Notwithstanding Sections 6.1 and 6.2 above, and subject to Section 7.1, the Company may, in its sole discretion, allow the Beneficiary Employee to exercise the options and sell the resulting shares immediately, without making an initial payment for the strike price, provided that (i) the Plan Manager shall deduct the strike price and any applicable costs, fees and withholding taxes from the selling price, and (ii) if the selling price falls short of the strike price and such costs, fees and taxes, the Beneficiary Employee shall pay for the difference.

7. Disposal of shares, income tax

7.1

The Beneficiary Employee may freely dispose of the shares received upon exercise of the options. This shall not apply during a period of trading restriction announced by the Company (hereinafter “Lock-up Period”), which may be announced unilaterally by the Company as a result of the rules of the then current Company policy for handling of insider information and stock trading by employees and directors (hereinafter the “Compliance Code”). During the Lock-up Period, neither shall the shares be sellable nor may the Beneficiary Employee dispose of the shares in any other way, and in particular not by means of collateralization or derivative transactions (e.g. options, futures).

7.2

All taxes and fees relating to the exercise of options or the sale of shares, in particular (but not only) income tax and social security contributions, shall be borne by the Beneficiary Employee. In the event that the Company is required to withhold and pay the taxes and duties owed by the Beneficiary Employee to the tax authorities, the Beneficiary Employee must, pursuant to Section 6.3, transfer the money to the Company before the shares are transferred to a securities account designated by the Beneficiary Employee and held by a credit institution.

8. Period of option; lapse

8.1	Options may be exercised until the tenth anniversary of the Grant Date. Options not exercised by that time will lapse without compensation.

8.2	In the event that insolvency proceedings are initiated with respect to the Company or the Company becomes insolvent, the options shall lapse without compensation.

8.3

Upon termination of employment with the Group the options of the leaving Beneficiary Employee shall lapse without compensation. This limitation shall not apply to options which were exercisable during a previous Time Frame but were not exercised at that time, provided that such options are exercised during the Time Frame immediately following the termination of employment.

8.4

In case of a Beneficiary Employee’s death, all granted options not exercisable prior to the date of death shall lapse without compensation. Exercisable options may be exercised pursuant to Section 9.2.

8.5

In the event of lapse or expiration of options, it shall not be necessary for the Company to inform the Beneficiary Employee or to take any other action. The Beneficiary Employee shall have no right to any compensation in the event of lapse or expiration of options.

9. Unassignability of options

9.1	The options granted under the ESOP 2016 to Beneficiary Employees shall not be transferable, negotiable, or eligible as collateral except through transfer by death (i.e. disposition by will or law).

9.2

Options may only be exercised personally by the Beneficiary Employee during his or her lifetime or by his or her legal representative. During the six-month period immediately following the date of death of a Beneficiary Employee, only his or her heir or the legal representative of the heir, in each case as identified by corresponding documentation submitted to the Company, may declare the exercise of all options not yet exercised, and the options shall be exercised during the Time Frame concurrent with the declaration or, if there is no Time Frame at the time the exercise is declared, during the Time Frame directly subsequent to the declaration. Only after exercising the option, the shares so received may be assigned, subject to the Terms and Conditions of the ESOP 2016 and to applicable statutory and regulatory provisions.

10. Shareholder’s rights

10.1

Until the day on which the Company awards the shares, the Beneficiary Employee shall not have any shareholder rights, and in particular no right to receive dividends. Following the award of the shares pursuant to the Terms and Conditions, the shareholder rights and the rights to receive dividends shall be subject to applicable laws.

10.2

If the Company proceeds with any of the financial transactions listed in article L. 228-99 of the French commercial code, the rights of the Beneficiary Employees shall be protected in accordance with that article and may result in a change in the conversion ratio or the strike price.

10.3

The Company shall not have the right to cancel an option, other than through (i) acceleration, according to Section 4.6. or (ii) substitution of economically equivalent options, or (iii) implementation of Section 8 above. This shall also apply if the Company changes its legal form or is acquired by or merges with another company or if essentially all of the Company’s assets are transferred to another company. For the avoidance of doubt, any exercisable options whose strike price is higher than the share price at the time of any such transaction will lapse without compensation. For further avoidance of doubt, any acquisition, merger or transfer of essentially all of the assets of the Company which does not lead to a holding of more than 50 percent of the outstanding voting rights of the Company or its successor by a single party or two or more parties acting in concert, shall not trigger an acceleration according to Section 4.6, but may give rise to substitution of the options by options in a successor company.

11. Expenses

11.1

All expenses resulting from the implementation of the ESOP 2016, and in particular the expenses of the increase of the nominal share capital and the expenses of the administration of the ESOP 2016, shall be borne by the Company. By way of exception, the fees and costs specifically charged by the Plan Manager in connection with the cash settlement option set out in Section 6.4 shall be borne by the relevant Beneficiary Employee.

11.2	All expenses resulting from the exercise of options, such as the potential cost of a broker account and any taxes and fees triggered by the exercise of the options, shall be borne by the

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Beneficial Employees, in accordance with Section 6.3. Expenses for properadvice, particularly with regard to legal or tax advice, will be borne by each Beneficial Employee.

12. Final Terms

12.1

In the event that a clause of these Terms and Conditions and/or a requirement arising out of these Terms and Conditions is ineffective or infeasible, the effectiveness of the other terms shall not be affected. The ineffective or infeasible term shall be substituted by a term that reflects the underlying intentions of the ineffective or infeasible term. This rule shall analogously apply in case of omissions.

12.2	These terms and conditions are drawn up in French and in English. In the event of a conflict between the French and the English version, the English version shall prevail.

12.3	All rights and obligations based on the ESOP 2016 shall be governed by French law without regard to its choice of law principles.

12.4	The legal venue shall be the commercial court of Paris with subject matter jurisdiction.

12.5	The Company shall have the right to terminate or amend the ESOP 2016 at any time, subject to applicable laws and regulations.

VALNEVA SE

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